Exhibit 19.1

Confidentiality & Securities Trading
(Insider Trading) Standard

2025

Confidentiality & Securities Trading (Insider Trading) Standard

Purpose
Texas Capital Bancshares, Inc., Texas Capital Bank (“Texas Capital”) and its subsidiaries and affiliates (together “TCBI”) are committed to maintaining a reputation for honesty, integrity, and high ethical standards in their activities, including maintaining the confidentiality of TCBI, client and third-party information and avoiding improper securities trading. This Confidentiality and Securities Trading Standard (“Standard”) documents TCBI’s commitment to complying with applicable laws including, but not limited to, the Securities Exchange Act of 1934 (“Exchange Act”) (15 U.S.C. §78(a) et. seq.), the Exchange Act’s corresponding regulations including Rules 10b5, 10b5-1, 10b5-2, and 14e-3, and Regulation FD, and provides guidance to TCBI directors, officers, employees, and contractors in complying with those laws and regulations.
Key Definitions
Board Director: A member of the Board of Directors of TCBI.
Client: A person or entity with whom TCBI entered into a formal relationship for the provision of financial services, or any principal, owner, controlling party, or authorized representative of such a person.
Code: TCBI’s Code of Conduct and Ethics.
Employee: Any employee of TCBI or any of its subsidiaries or affiliates.
Insider Trading: For the purposes of this Standard only, Insider Trading is defined as participating in any aspect of a transaction, including but not limited to the buying, selling, trading, borrowing against or otherwise leveraging (or advising on such activity) any security, bond, or other asset, while in possession of MNPI.
Level 11 or 12 Employee: For purposes of this Standard, refers to employees whose role is classified as a level 11 or 12 by the Human Resources Department.

Confidentiality & Securities Trading (Insider Trading) Standard
Margin Lending: For most purposes, Margin Lending refers to borrowing against pledged marketable securities (in this case, TCBI shares), such as in a brokerage account. For the purposes of this Standard, Margin Lending will be defined as any encumbrance upon or security interest in TCBI shares owned by a Board Director or Employee for borrowing or other credit purposes.
Material, Non-Public Information (“MNPI”): MNPI is information that, if publicly available, may potentially affect the market price of the securities issued by an entity, whether the company or another business, or be considered important to a reasonable investor when deciding to buy, sell, or hold a security.
Restricted Individuals: Includes all Board Directors, and all officers of TCBI with an officer title of Executive Director or higher.
Section 16 Filer: Includes all Board Directors and certain executive officers periodically (typically annually) designated by the Board of Directors as being an “officer”’ in accordance with Rule 16a-1(f) of the Exchange Act. A Section 16 Filer is subject to the incremental restrictions and notice requirements, as partially addressed in this Standard, including reporting of SEC Forms 4 and 5 when applicable. Generally, the Section 16 Filers at TCBI are the Board Directors and the Named Executive Officers (or commonly referred to as the “NEOs”).
TCBI Derivative Transactions: For purposes of this Standard, (i) purchasing or selling any financial instrument that is designed to hedge or offset any decrease in market value of TCBI securities, (ii) any short sale, derivative or speculative transactions with respect to TCBI securities, including but not limited to (iii) purchasing or selling prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls (including covered calls) and other derivative instruments.
Third Party(ies): Any vendor or other entity external to TCBI with which TCBI or a subsidiary has a business relationship, excluding any aspects of a client relationship. Examples of third parties include vendors, consultants, attorneys, accountants, and parties to other business relationships with TCBI. The restrictions set forth in this Standard apply to third parties and their representatives; Third parties will be responsible for violations of this Standard by their representatives and references to third parties in this Standard include their representatives.
Tipping: Tipping is communicating MNPI about a public company, followed by the recipient trading in that company’s securities.
Background
Federal securities laws make it illegal for a person to trade a company’s securities based on MNPI regarding that company or its securities. Also, speculative and leveraged (margin) trading of TCBI securities can create inappropriate incentives and appearances and might violate applicable laws or otherwise create reputation risk about inappropriate trading. As a result, TCBI has established these standards to inform all Board Directors, Employees and Third Parties of their obligations under these laws and regulations, and to ensure compliance with appropriate standards to avoid improper trading of securities by insiders. Insider Trading of TCBI, Client or Third-Party securities is illegal and can introduce reputation risk or other consequences for TCBI and/or for those engaged in Insider Trading. TCBI is determined to prevent illegal trading of TCBI, Client and Third-Party securities (including TCBI common stock, which is currently traded on the Nasdaq Stock Market under the ticker symbol TCBI), and to prevent inappropriate margin or speculative trading of TCBI, Client or Third-Party securities.
The Code requires Board Directors and Employees to maintain the confidentiality of Company and Client information entrusted to them by TCBI or its Clients and should be read in conjunction with this Standard. Unauthorized disclosure of confidential information, whether for purposes of trading of TCBI, Client, or Third-Party securities is strictly forbidden. Board Directors, Employees, and Third Parties with MNPI of TCBI, its clients or Third Parties should only disclose such information to other persons on a need-to-know

Confidentiality & Securities Trading (Insider Trading) Standard
basis. The group of individuals with knowledge of confidential information should, therefore, be kept as small as possible.
Any Third Party engaged by TCBI that may be exposed to MNPI about TCBI, its Board Directors, Employees, Clients, or business partners is also subject to the restrictions found in this Standard. It is the responsibility of the TCBI representative engaging said Third Party to ensure proper due diligence is conducted and any necessary agreements, including but not limited to non-disclosure agreements, are properly executed prior to the engagement with the Third Party. Board Directors and Employees may share appropriate internal information with TCBI’s legal counsel, accountants, consultants, and other advisors that have a need to know the internal information to accomplish their engagements. However, regarding negotiating or otherwise dealing with Third Parties, confidential information should not be given to such Third Parties unless a) they have a legitimate TCBI business reason to know the information, and b) they have entered into a confidentiality agreement, non-disclosure agreement, and are aware of Insider Trading prohibitions.
These prohibitions also apply to inquiries about TCBI made by the financial press, investment analysts, others in the financial community, and by stockholders of TCBI.
•It is important that all such inquiries and responses thereto be channeled through an appropriate designated officer under carefully controlled circumstances.
•Unless an officer or employee is expressly authorized to the contrary, upon receipt of any inquiries of this nature, the officer or employee should decline to comment and refer the inquirer to the Head of Investor Relations and Corporate Finance.
Any individual acting on behalf of TCBI must avoid selective disclosure of MNPI. Likewise, TCBI must only release MNPI in a manner that is designed to achieve broad public dissemination of the information immediately upon its release and in accordance with relevant procedures and/or the instruction of responsible parties.
Only select Employees designated by the Board of Directors, Chief Executive Officer, or Chief Financial Officer should communicate with stockholders about TCBI’s financial condition and business position. Only information that has previously been disseminated to the public or that otherwise does not constitute confidential information, or MNPI may be disclosed to stockholders. MNPI should never be disclosed to individual stockholders unless authorized by the Chief Executive Officer or Chief Financial Officer and the recipient has executed an appropriate non-disclosure agreement.
Nothing in this Standard is intended to restrict or interfere with the right or responsibility of any Board Director or Employee to (i) report potentially suspicious or fraudulent behavior to the internal Fraud investigations unit and/or the internal Financial Crimes Compliance unit; (ii) report possible violations of federal, state or local laws or regulations to any governmental agency or entity; (iii) make other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations; (iv) file a claim or charge with any federal, state or local government agency or entity; or (v) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Board Directors and Employees need not seek TCBI’s prior authorization and are not required to notify TCBI of any such reports or disclosures.
Employees are obligated to notify TCBI if they become aware of any violation or potential violation of federal, state, or local laws or regulations. Aside from whistleblower complaints, most reports that might merit referral to a government agency can be better submitted and should always involve the assistance of or collaboration from appropriate internal officers, such as the Chief Human Resources Officer, the Head of Corporate Security, the Chief Legal Officer, the Chief Compliance Officer, or the Head of Internal Audit. Involving one of these parties also better assures appropriate internal investigation or other internal response to the allegation or suspicious activity.

Confidentiality & Securities Trading (Insider Trading) Standard
Prohibited Trading
Any Board Director, Employee or Third Party, including any of their immediate family members, aware of MNPI relating to TCBI, a Client, or a Third Party, is prohibited from purchasing, selling, or gifting TCBI, Client, or Third Party securities, directly or indirectly, and is prohibited from disclosing such information, such as Tipping, to any other person, including their family members and friends, so that such other person may trade in TCBI, Client, or Third Party securities. This prohibition continues so long as the information continues to be non-public even where such individual’s status as a Board Director, Employee or Third Party has ended. A Board Director, Employee or Third Party who is unclear about whether the information they have received constitutes MNPI should clarify that question with their line of business manager, other executive who is also aware of the MNPI, or the Chief Compliance Officer. A senior executive, such as the Chief Financial Officer, may also advise an Employee or group of Employees that they should consider themselves to be aware of MNPI for the duration of the engagement, project, or event.
Trading TCBI Securities Time Periods
Restricted Individuals are prohibited from purchasing, selling, or gifting TCBI securities beginning on the sixteenth (16) calendar day of the last month before the end of each fiscal quarter until 24 hours after TCBI releases its earnings results for that quarter (the “Blackout Period”). All pending purchase and sale orders regarding TCBI securities that could be executed during a Blackout Period must be canceled before the beginning of the Blackout Period.
If a Restricted Individual’s status as a Board Director or Employee of TCBI ends during a Blackout Period, the prohibition on trading TCBI securities under this Standard will continue until the end of the Blackout Period, provided the individual is not at that time aware of MNPI regarding TCBI. TCBI may, in its discretion, upon notification to the affected individuals, impose from time-to-time restrictions on trading TCBI securities outside of Blackout Periods.
The restrictions on trading in TCBI securities set forth in this Standard also apply to members of a Restricted Individual’s immediate family and other individuals who share their household and to any corporation, partnership, trust, or other legal entity controlled by a Restricted Individual.
The Chief Executive Officer or the Chief Financial Officer may, in his or her sole discretion, grant exceptions to this Standard for Restricted Individuals (who are not Board Directors) upon a showing that there is acceptable limited risk of misuse of MNPI. The Board of Directors or the Governance and Nominating Committee may, in their sole discretion, grant exceptions to this Standard for Board Directors, the Chief Executive Officer or the Chief Financial Officer, upon a showing that there is acceptable limited risk of misuse of MNPI.
Restricted Individuals may enter into qualifying written trading plans under SEC Rule 10b5-1 under the Exchange Act, provided such plans are not entered into during a Blackout Period or during a period in which the Restricted Individual is aware of MNPI and such plans are subject to stock ownership guidelines that each Restricted Individual may be subject to. Generally speaking, 10b5-1 trading plans are non-discretionary plans for sales of a registrant’s stock. Such plans are established during an open window and then permit sales during quarterly and special blackout periods. The trading plan must be pre-approved (such plan, an “Approved 10b5-1 Plan”) and shall include specific terms, including triggering purchases or sales based on timing schedules and/or the occurrence of certain events as set forth in this section. A copy of any such proposed trading plan must be provided to the Chief Financial Officer sufficiently in advance to allow a reasonable time for review and approval of the trading plan, which approval may be granted or withheld in the discretion of the Chief Financial Officer, the Chief Executive Officer, or the Board of Directors or a committee thereof. Approved 10b5-1 plans must include specific terms and conditions, including those set forth below:

Confidentiality & Securities Trading (Insider Trading) Standard
•A compliant 10b5-1 plan must be in effect in advance of the prospective trade and during an open window when the Restricted Individual is not in possession of MNPI. In addition, the trading instruction must (a) specify the amount, the price and the date on which securities are to be purchased or sold, (b) include a written formula, algorithm, or computer program, for determining the amount, price and date for each sale or purchase and (c) not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales.
•For any individual other than a Section 16 Filer, a 10b5-1 plan must include a mandatory cooling-off period of at least 30 days after the adoption of the plan.
•For trading plans entered into by Section 16 Filers to qualify for the affirmative defense under Rule 10b5-1, the plan must include a mandatory cooling-off period of the later of (1) 90 days following plan adoption or modification or (2) two business days following disclosure in a periodic report of TCBI’s financial results for that fiscal quarter; in any event, the required cooling-off period need not exceed 120 days. Should a Section 16 Filer adopt or modify a 10b5-1 plan, he or she is required to provide certification that he or she was unaware of any MNPI about TCBI at the time of adoption or modification and that the 10b5-1 plan was made in good faith.
•An individual may not use multiple overlapping 10b5-1 trading plans and may only have one single-trade plan during any consecutive 12-month period.
•Any individual entering a 10b5-1 trading plan is required to act in good faith.
This Standard does not apply to the following transactions, which may occur during a Blackout Period:
•Vesting of restricted stock or restricted stock units, including withholding of shares by TCBI to satisfy tax withholding requirements upon vesting.
•Exercises of options or stock appreciation rights through cash payment of the exercise price, or through net exercise whereby a portion of the shares are withheld by TCBI to satisfy the payment of the exercise price or tax withholding obligation to TCBI; however, this exception does apply to broker-assisted cashless exercises or any other market sales of TCBI securities for the purpose of generating cash in order to complete such transactions; or
•Eligible employees electing during regular enrollment periods to participate in TCBI’s employee stock purchase plan (“ESPP”) through periodic contributions to the plan or, once they are participating in the ESPP, electing to terminate participation in the ESPP, or to the twice-yearly purchase of TCBI common stock pursuant to the terms of the ESPP. However, the trading and donation restrictions in this Standard do apply to TCBI securities received from the ESPP.
Bona fide gifts of TCBI securities may, in limited cases, be made by a Restricted Individual during a Blackout Period with the prior approval of the Chief Financial Officer. Gifts by the Restricted Individual may not be made if he or she has reason to believe that the recipient intends to sell the TCBI securities while a) the donor is aware of MNPI, or b) during a Blackout Period.
Notification Requirements for Restricted Individuals who Trade or Gift TCBI Securities
Restricted Individuals who are not Form 4 Filers must notify the Compliance Department if they buy, sell, or gift TCBI securities at any time.
•Notification via the Texas Capital Code of Conduct Reporting Site found on Gateway must be made within 2 business days after the actual purchase, sale, or gift.
•Note: Trades of TCBI securities that are directly pursuant to a TCBI benefit plan and are held inside the employee’s own corporate benefits account at Fidelity Investments or other asset manager utilized by TCBI, Fidelity or such other asset manager will notify the Compliance Department of

Confidentiality & Securities Trading (Insider Trading) Standard
transactions by Restricted Individuals, and the employee / beneficiary are not required to be reported.
Pre-Clear Transactions Requirements for Levels 11 and 12
No Section 16 Filers or Level 11 or 12 Employees may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any TCBI security at any time without first obtaining prior approval from the Chief Financial Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. Clearance from the Chief Financial Officer via email must be provided prior to contacting a broker to initiate the actual purchase, sale, or gift.
Notification must be made of each purchase, sale, or gift transaction. Once having obtained clearance, such transactions by Section 16 Filers and Level 11 or 12 Employees should be executed promptly. Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan, subject to an employee’s stock ownership guidelines. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Section 16 Filer or Level 11 or 12 Employee should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.
In addition, all Section 16 Filers must file a Form 4 with the SEC reporting any change in such person’s ownership of TCBI securities at any time, other than through certain exempt benefit plans. This includes transactions pursuant to an Approved 10b5-1 Plan. A Section 16 Filer is required to indicate by checkbox on the Form 4 whether a reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). Additionally, bona fide gifts of stock must be reported by the Section 16 Filer. The Form 4 must be filed no later than the second business day following the execution date of the transaction or gift.
Moreover, Section 16 Filers are also required to report certain exempt transactions to the SEC at year-end on a Form 5. A Section 16 Filer is required to indicate by checkbox on Form 5 whether any reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). The number and types of transactions eligible for Form 5 reporting are very limited.
Hedging, Derivative, or Speculative Transactions
Board Directors and all Employees, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from participating in TCBI Derivative Transactions, including but not limited to hedging, derivative, or speculative transactions such as short sales, prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls (including covered calls), short sales, and other derivative instruments. Board Directors and Employees are prohibited from purchasing or selling any financial instrument that is designed to hedge or offset any decrease in market value of TCBI securities.
Standing Limit Orders
Standing and limit orders to buy or sell TCBI securities create heightened risk of an Insider Trading violations because there is no control over the timing of purchases or sales, which could occur at a time that the owner of the TCBI securities has become aware of MNPI. To limit this risk, standing and limit orders to buy or sell TCBI securities should be of short duration (one week or less, subject to renewal if the intended transaction would otherwise comply with this Standard) and must otherwise comply with this Standard (i.e. not extend beyond specified Trading Windows for Restricted Individuals).

Confidentiality & Securities Trading (Insider Trading) Standard
Holding TCBI Securities in a Margin Account or Pledging TCBI Securities as Collateral for a Loan
Restricted Individuals are prohibited from Margin Lending, as defined herein, including holding TCBI securities in a margin account or pledging TCBI securities as collateral for a loan or other credit agreement.
Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or is not otherwise permitted to trade in TCBI securities, Restricted Individuals are prohibited from holding TCBI’s securities in a margin account or otherwise pledging TCBI’s securities as collateral for a loan.
Additional Responsibilities
In addition to the requirements of this Standard, certain affiliates, and subsidiaries of TCBI and/or Board Directors, Employees, contractors, or business partners of those affiliates and subsidiaries may have additional responsibilities under relevant laws or ethical guidelines (e.g., Employees of Texas Capital Securities must comply with FINRA Rule 3210 and others). These people should consult all relevant laws, supplementary policies, and procedures, and/or seek advice from their managers to ensure full compliance.
Who to Contact for More Information
If any Employee (except for Section 16 Filers) has any question as to his or her responsibilities under this Standard, he or she should contact the Compliance Department before they take any action or commit themselves to take any action.
If any Board Director or Employee who is a Section 16 Filer or Level 11 or 12 Employee has any question as to his or her responsibilities under these standards and procedures, he or she should contact the Chief Financial Officer before they take any action or commit themselves to take any action.
If any Third Party has any question as to his or her responsibilities under these standard and procedures, he or she should contact the Chief Financial Officer before they take any action or commit themselves to take any action.
Board Directors, Employees and Third Parties should not try to resolve uncertainties on their own. The Board of Directors expects the strictest compliance with these standards and procedures by all personnel at every level. Failure to follow these standards and procedures may result in severe legal difficulties for the person involved, as well as TCBI. A failure to follow both the letter and the spirit of this Standard will be considered a matter of extreme seriousness. Employees who violate this Standard may be subject to disciplinary action by TCBI, including dismissal for cause.
A Board Director, Employee or Third Party who becomes aware of any possible violation of this Standard that has occurred, is ongoing, or is about to occur, must promptly report the violation or possible violation to TCBI’s Director of Internal Audit or Chief Financial Officer. Such concerns may be reported directly or by utilizing either TCBI's confidential Employee Hotline (877-776-0996) or Website (https://tcbi.alertline.com).
Client and Third-Party Insider Information
All Board Directors, Employees, and Third Parties (including their representatives) must also be diligent to maintain the confidentiality of non-public information from TCBI’s Clients and/or from TCBI’s Third Parties. Board Directors, Employees and Third Parties should be diligent to avoid entering any transactions (including purchases, sales, or gifts) in securities issued by the Clients or Third Parties of TCBI if they are aware of MNPI regarding them.

Confidentiality & Securities Trading (Insider Trading) Standard
Roles & Responsibilities

Texas Capital Employees, Officers, Board Directors, and Agents (1LOD)
•Review the Confidentiality and Securities Trading Standard and acknowledge that it has been received and reviewed
•Comply with applicable Confidentiality of Securities Trading laws, policies, and procedures
•Participate in training as required by TCBI
•Carefully comply with this Standard before entering any transactions in, gifts of, or pledging of TCBI’s securities
•Promptly report any violations of TCBI’s Confidentiality of Securities Trading Standard in accordance with TCBI’s reporting procedures

Learning Experience (1LOD)	•Assist in developing and maintaining the appropriate training material •Deploy compliance training through NorthStar and provide compliance tracking.
Regulatory Compliance (2LOD)
•Assist in developing and maintaining the appropriate policies, processes, procedures, and training material to ensure that TCBI compliant with Confidentiality of Securities Trading Laws
•Test for compliance with Confidentiality and Securities Trading Laws
•Monitor for compliance with applicable Confidentiality of Securities Trading laws, policies, and procedures
•Answer Restricted Individual and employee questions regarding this Standard
•Serve as the receiver of information regarding TCBI transactions by Restricted Individuals and maintain appropriate reporting.

Internal Audit (3LOB)	•Responsible for reviewing the adequacy of controls established to ensure compliance with Confidentiality and Securities Trading Laws
Chief Financial Officer (1LOD)	•Review SEC Form 4 Reports •Review §16 Filer questions
Consequences
All Employees are responsible for complying with applicable official Texas Capital policies, programs, standards, and procedures. Senior management of each LOB or department is responsible for ensuring adherence to this Standard within their purview. Relevant units from the Second Line of Defense, and/or Internal Audit, and potentially other controls groups as applicable, will review and monitor compliance with standard. Noncompliance with this Standard may be a breach of the terms of employment and may lead to disciplinary actions which may include termination of employment, but also civil or criminal actions, which may include substantial fines and prison terms.

Confidentiality & Securities Trading (Insider Trading) Standard
No part of this Standard or its supporting operating procedures should be interpreted as contravening or superseding any other legal and regulatory requirements placed upon TCBI. Protective measures should not impede other legally mandated processes such as records retention or subpoenas. Any conflicts should be submitted immediately to the Chief Compliance Officer for further evaluation and/or subsequent submission to TCBI’s legal counsel.